UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 29, 2006

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 230, Irvine, California   92612

(Address of principal executive offices)

(949) 271-6700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 29, 2006, DynTek, Inc. and J. Michael Gullard, a director of DynTek, entered into a Settlement and Release Agreement pursuant to which DynTek agreed to issue 70,000 shares of Common Stock of DynTek in full satisfaction of fees owed to Mr. Gullard for services rendered as a Board member in the amount of $14,000, resulting in a per share price of $0.20.

The foregoing description of the Settlement and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is furnished herewith as Exhibit 10.1.

Item 3.02               Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02 with respect to the agreement to issue the shares to Mr. Gullard pursuant to the Settlement and Release Agreement.

On June 29, 2006, DynTek also agreed to issue an additional 484,165 shares of Common Stock to two of its creditors in full satisfaction of an aggregate of $96,833 of debt, which shares were issued on the same terms as the shares issued to Mr. Gullard.

In connection with the issuance of the shares described above, DynTek relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  The recipients of the shares have represented that they are accredited investors (as defined in Rule 501 under the Securities Act of 1933, as amended), have had access to information about DynTek’s operations and financial condition, and acquired the shares for investment only and not with a view to, or for sale in connection with, any distribution thereof.  The shares will be deemed restricted securities subject to restrictions on transfer pursuant to applicable federal and state securities laws and the certificates representing the shares shall bear legends to that effect.

Item 9.01               Financial Statements and Exhibits.

(d)                           Exhibits.

10.1	Settlement and Release Agreement, dated as of June 29, 2006, by and between DynTek, Inc. and J. Michael Gullard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: July 6, 2006	By:	\s\ Mark E. Ashdown
Mark E. Ashdown
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Settlement and Release Agreement, dated as of June 29, 2006, by and between DynTek, Inc. and J. Michael Gullard.